UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2020

Verrica Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38529	46-3137900
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 North High Street, Suite 200 West Chester, PA	19380
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 453-3300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock	VRCA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers

Amended and Restated Employment Agreements

On January 10, 2020, Verrica Pharmaceuticals Inc. (the “Company”) entered into amended and restated employment agreements (the “A&R Employment Agreements”) with Ted White and Joe Bonaccorso (each an “Executive” and collectively, the “Executives”).

The A&R Employment Agreements amend and restate each Executive’s prior employment agreement with the Company. The A&R Employment Agreements provide for an initial annualized base salary of $440,000, and $374,500 for Messrs. White and Bonaccorso, respectively. The A&R Employment Agreements also provide for a discretionary annual performance bonus with a target amount equal to a percentage of the Executive’s annual base salary based upon our Board of Directors’ assessment of each individual and the Company’s attainment of goals as set by the Board of Directors in its sole discretion. The A&R Employment Agreements provide for initial target bonus opportunities of 45% of base salary for Mr. White and 40% of base salary for Mr. Bonaccorso. In addition, pursuant to the A&R Employment Agreements, each executive is eligible to receive annual equity compensation awards pursuant to the Company’s 2013 Equity Incentive Plan (the “Plan”) on such terms and conditions as determined by the Board of Directors or a committee thereof.

Pursuant to the terms of the A&R Employment Agreements, each Executive’s employment is at will and may be terminated at any time by us or the Executive. If the Executives’ employment is terminated by us without cause or by the Executive for good reason, then the terminated Executive would be eligible to receive severance benefits. The length of severance benefits that Executive would receive depends on (i) when his employment is terminated and (ii) whether or not he is terminated in connection with a change in control.

If Mr. White’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) or if the Mr. White resigns with Good Reason (as defined in the Employment Agreement), then Mr. White would be entitled to 12 months of severance benefits. If Mr. Bonaccorso’s employment is terminated by the Company without Cause or if Mr. Bonaccorso resigns with Good Reason (an “Involuntary Termination”) on or before February 7, 2020, then he would be entitled to 6 months of severance benefits and if an Involuntary Termination occurs after February 7, 2020, then Mr. Bonaccorso would be entitled to 12 months of severance benefits. During the applicable severance period, each Executive would receive the following severance benefits, less applicable tax withholding:

•	payment of his then-current base salary in accordance with normal payroll procedures for the applicable severance period; and

•	payment or reimbursement of continued health coverage for the Executive and his dependents under COBRA for the applicable severance period.

If the Executive’s employment is terminated by the Company without Cause or if the Executive resigns with Good Reason, in either case within 12 months following or 1 month prior to the effective date of a Change in Control, then the Executive would be entitled to the following severance benefits, less applicable tax withholding:

•	payment of his then-current base salary in accordance with normal payroll procedures for 12 months;

•	payment of a cash severance benefit equal to the Executive’s annual bonus at the target percentage for the year in which the termination occurs;

•	payment or reimbursement of continued health coverage for the Executive and his dependents under COBRA for 12 months; and

•	all equity awards owned by the Executive will automatically vest.

The foregoing description of the A&R Employment Agreements are not complete and is qualified in its entirety by reference to the A&R Employment Agreements, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verrica Pharmaceuticals Inc.

Date: January 16, 2020	/s/ Ted White
Ted White
President and Chief Executive Officer